AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 is made as of the 3rd day of September, 2009 and amends the Employment Agreement dated as of May 2, 2001 (the “Original Agreement”) by and between HENNESSY ADVISORS, INC., a California corporation (the “Company”), and NEIL J. HENNESSY (“Employee”), as amended pursuant to Amendment No. 1 and Amendment No. 2.

Background

1.     Compensation. Section 3(b) of the Original Agreement, as amended pursuant to Amendment No. 1, is now amended to read in full as follows:

(b)           Bonus Compensation. The Board shall grant to Employee an annual bonus equal to 10% of the pre-tax profit of the Company for each fiscal year as computed for financial reporting purposes in accordance with generally accepted accounting principles, except that pre-tax profit shall be computed without regard to (i) any bonuses payable for the fiscal year (including related payroll tax expenses); (ii) depreciation expense; (iii) amortization expense; (iv) compensation expense related to restricted stock units or other stock-based compensation expense; and (v) asset impairment charges ( “Annual Bonus”). An amount equal to 50% of the estimated Annual Bonus shall be payable on October 15 for the preceding fiscal year, and the balance of the Annual Bonus shall be payable within 30 days after the Company’s accountants have completed their audit of the Company’s financial statements for the fiscal year.

(Signature page follows)

IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to be duly executed all as of the day and year first above written. Except as amended hereby, and as amended by Amendment No. 1 (to the extent not superseded by this Amendment No. 3) and Amendment No. 2, the Original Agreement shall remain in full force and effect.

HENNESSY ADVISORS, INC.
By: /s/ Daniel B. Steadman
Name: Daniel B. Steadman
Title: Executive Vice President
Company
/s/ Neil J. Hennessy
Neil J. Hennessy
Employee